Exhibit 99.1

                                                               [LOGO OF NOVELIS]

MEMORANDUM
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To:     Directors and Executive Officers of Novelis Inc.

From:   David Kennedy

Date:   November 2, 2005

Re:     Notice of Blackout Period

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Novelis Inc. (the "Company") has adopted the Novelis Savings & Retirement Plan
(the "Novelis Savings Plan") and will be transitioning its employees from the Alcancorp Employees' Savings Plan (the "Alcan Savings Plan") to the Novelis Savings Plan. As a result, there will be a blackout period during which employees of the Company who participate in the Alcan Savings Plan will be temporarily restricted from requesting loans, withdrawals or distributions, making fund exchanges (transfers) or contribution allocation changes, or checking account balances while plan records are transitioned to the Novelis Savings Plan.

The blackout period is expected to be in effect beginning at 4:00 p.m. Eastern time on December 2, 2005 and ending during the week of December 11, 2005. During the blackout period, you may obtain information regarding whether the blackout period has begun or ended by contacting David Kennedy at the phone number or address below. You will be informed if the timing of the blackout period changes.

As a director or executive officer of the Company, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain transactions involving Company securities during the blackout period. Subject to certain exceptions, during the blackout period, you are not permitted to, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity securities of the Company that you acquired in connection with your service or employment as a director or executive officer.

In addition, all transactions still remain subject to the provisions of the Company's insider trading policy. As a reminder, executive officers and directors of the Company are currently under a blackout period until November 16, 2005 (relating to the quarterly earnings announcement for the third quarter) and directors are under another blackout period from November 24, 2005 to December 5, 2005 (relating to the December board meeting).

If you have any questions regarding this notice or whether a transaction involving Company securities is prohibited during the blackout period, please contact David Kennedy by phone at 416-304-0423 or by mail at Novelis Inc., 70 York Street, Suite 1510, Toronto, Ontario, M5J 1S9.